                                                                Exhibit (c)(8)


[PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]."]






                            MORTON'S RESTAURANT GROUP

        PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

                                  JUNE 29, 2001



                                    GREENHILL

TABLE OF CONTENTS


       Section 1   Morton's Performance Update

       Section 2   BFMA Update

       Section 3   Investcorp Update

       Section 4   Preliminary Analysis of Potential Acquisitions

       Section 5   Greenhill Recommendation

       Appendix

--------------------------------------------------------------------------------
                     SECTION I: MORTON'S PERFORMANCE UPDATE
--------------------------------------------------------------------------------

RECENT FINANCIAL PERFORMANCE


  - On June 13, 2001, the Company announced that it expects to record a loss for the second quarter.


  - The Company continues to experience weak revenue trends, and through the second quarter to date (May), Morton's of Chicago experienced negative comparable restaurant revenues of 9.5%. In comparison, last year, for the second quarter of 2000, Morton's of Chicago reported 9.9% growth in comparable restaurant revenues.

($US in Millions)
                           Year-to-Date Performance (1)(2)(3)          % Variance
                           ------------------------------------  ------------------------
                              Current      Plan     Last Year       Budget     Last Year
                           ------------------------------------  ------------------------
Revenues                   $   106.3   $   119.0   $   104.4        -10.6%       1.9%
EBITDA                          12.8        16.2        15.1        -20.9%     -15.1%
EBIT                             7.6        10.7         9.9        -31.4%     -26.4%
                           ------------------------------------
Net Income                 $     2.9   $     5.1   $     5.2        -46.9%     -48.4%
                           ====================================
E.P.S                      $    0.66   $    1.11   $    1.03        -44.1%     -39.8%

Notes:
---------------------------
(1)  Based upon year-to-date through May.
(2)  Current 2001 figures exclude $285,000 in strategic and proxy costs.
(3)  The Company closed three Bertolini's restaurants in 2000 (Charlotte, NC:
     4/1/00, Washington, D.C.: 9/4/00, Bethesda, MD: 12/28/00) and one in 2001
     (Irvine, CA: 5/4/01). Currently, there are four, opened Bertolini's restaurants (Indianapolis, IN; King of Prussia, PA; Las Vegas, NV; and Village Square, NV).

  - Current adjusted management/Greenhill E.P.S. projections are significantly above I.B.E.S. consensus E.P.S. estimates.

                                 Earnings per Share
           ----------------------------------------------------         % Variance
             Adjusted Management/            I.B.E.S. Consensus            from
           Greenhill Projections (1)(2)         Estimates (3)            I.B.E.S.
           ----------------------------      ------------------         ----------
2001E             $1.61                             $1.19                   35.6%
2002E              2.40                              1.70                   41.2%
2003E              2.62                              2.00                   31.2%
2004E              2.89                              2.35                   22.8%
2005E              3.15                              2.77                   13.7%

Notes:
---------------------------
(1) Adjusted management/Greenhill projections reflect revised 2001 figures.
(2) 2001 E.P.S. excludes $285,000 in strategic and proxy costs.
(3) I.B.E.S. numbers for 2003, 2004 and 2005 are based upon a long-term E.P.S. growth rate of 17.7%.

MORTON'S PRICE AND VOLUME GRAPH (1/4/01 - 6/25/01)

                              [Graphic Omitted]

[The following table was depicted as a line graph for the prices and a bar chart for volume in the printed materials.

     The following dates and facts were noted on the graph:

     o 5/1/01 - BFMA announced its $28.25 all-cash offer; and

     o 6/13/01 - The Company announced that it expects a loss for 2Q 2001.]


            -------------------------------------------
            DATE         VOLUME           LAST TRADE
            -------------------------------------------
             1/4/01               200         $21.13
             1/5/01               200         $21.13
             1/8/01               300         $21.13
             1/9/01             4,500         $21.38
            1/10/01             2,700         $21.75
            1/11/01             1,000         $22.00
            1/12/01             3,900         $21.75
            1/16/01             7,400         $22.25
            1/17/01             2,900         $21.75
            1/18/01             9,200         $21.00
            1/19/01            29,400         $21.00
            1/22/01               400         $21.00
            1/23/01             2,100         $21.38
            1/24/01               600         $21.63
            1/25/01            65,700         $21.00
            1/26/01           194,800         $21.44
            1/29/01             6,300         $21.74
            1/30/01            43,600         $22.75
            1/31/01             5,400         $22.55
             2/1/01            51,700         $23.20
             2/2/01            77,200         $23.70
             2/5/01            52,600         $23.70
             2/6/01            19,200         $23.60
             2/7/01            29,400         $23.92
             2/8/01             4,700         $23.80
             2/9/01             9,800         $23.90
            2/12/01             7,900         $23.95
            2/13/01             4,300         $23.80
            2/14/01             5,100         $23.70
            2/15/01             3,500         $23.50
            2/16/01             5,500         $23.40
            2/20/01             8,100         $23.25
            2/21/01             8,600         $22.50
            2/22/01             1,800         $22.25
            2/23/01             2,200         $22.00
            2/26/01             8,900         $22.05
            2/27/01            82,700         $23.51
            2/28/01             2,100         $23.46
             3/1/01             6,400         $23.40
             3/2/01             5,400         $23.55
             3/5/01             4,400         $23.50
             3/6/01               700         $23.50
             3/7/01             5,300         $23.80
             3/8/01               400         $23.75
             3/9/01             6,600         $23.30
            3/12/01             8,300         $22.94
            3/13/01            14,500         $22.50
            3/14/01             3,500         $22.00
            3/15/01             2,500         $22.10
            3/16/01               100         $22.10
            3/19/01             2,900         $22.10
            3/20/01             3,700         $21.80
            3/21/01             2,400         $21.58
            3/22/01            11,900         $20.75
            3/23/01            24,300         $20.90
            3/26/01             1,000         $20.80
            3/27/01            32,400         $20.72
            3/28/01            48,100         $20.05
            3/29/01            55,800         $20.07
            3/30/01            36,000         $19.70
             4/2/01           294,000         $20.00
             4/3/01             9,300         $20.60
             4/4/01             1,100         $20.55
             4/5/01             2,200         $20.70
             4/6/01            16,800         $20.90
             4/9/01             6,800         $20.81
            4/10/01            24,500         $20.99
            4/11/01            12,500         $21.20
            4/12/01             8,000         $21.35
            4/16/01             3,500         $21.05
            4/17/01            14,000         $21.25
            4/18/01            13,400         $21.26
            4/19/01             7,700         $21.32
            4/20/01             1,300         $21.40
            4/23/01            26,400         $21.26
            4/24/01             9,000         $21.26
            4/25/01             2,000         $21.50
            4/26/01            19,000         $22.20
            4/27/01            13,500         $23.05
            4/30/01            26,600         $23.91
             5/1/01            45,200         $27.30
             5/2/01            64,800         $27.62
             5/3/01           109,800         $27.40
             5/4/01            42,800         $27.00
             5/7/01            25,400         $25.80
             5/8/01           108,200         $25.75
             5/9/01            55,300         $26.50
            5/10/01            88,100         $26.10
            5/11/01            48,700         $25.25
            5/14/01            36,400         $25.25
            5/15/01            15,400         $24.15
            5/16/01            11,600         $24.60
            5/17/01             5,000         $24.75
            5/18/01            12,800         $25.10
            5/21/01            80,500         $26.50
            5/22/01             6,100         $26.21
            5/23/01            20,500         $26.14
            5/24/01            40,200         $26.05
            5/25/01            17,200         $26.15
            5/29/01            88,500         $26.30
            5/30/01             3,100         $26.10
            5/31/01            41,400         $25.78
             6/1/01            61,300         $25.68
             6/4/01            29,600         $25.60
             6/5/01             9,100         $25.68
             6/6/01            18,200         $25.50
             6/7/01             2,800         $25.51
             6/8/01            16,600         $25.65
            6/11/01             2,100         $25.58
            6/12/01             1,200         $25.50
            6/13/01           129,700         $22.74
            6/14/01           101,000         $20.65
            6/15/01            19,200         $21.36
            6/18/01            32,100         $21.00
            6/19/01            42,000         $20.20
            6/20/01            50,300         $19.15
            6/21/01           154,300         $19.20
            6/22/01             2,600         $19.40
            6/25/01            23,900         $19.60

INDEXED STOCK PRICE GRAPH (1/4/01 -6/25/01)

                          [Graphic Omitted]

[The following table was depicted as a line graph in the printed materials.]



              --------------------------------------------------------------------------------
                                  MORTON'S                   CASUAL DINING          STEAKHOUSE
               DATE           RESTAURANT GROUP                  SECTOR                SECTOR
              --------------------------------------------------------------------------------
                1/4/01                  100.00                 100.00                  100.00
                1/5/01                  100.00                  99.47                   97.09
                1/8/01                  100.00                 100.00                   98.32
                1/9/01                  101.18                  97.87                   90.81
               1/10/01                  102.96                  97.87                   91.73
               1/11/01                  104.14                  99.47                   91.88
               1/12/01                  102.96                  98.94                   93.42
               1/16/01                  105.33                  98.94                   93.42
               1/17/01                  102.96                 101.06                  100.92
               1/18/01                   99.41                 102.66                   97.55
               1/19/01                   99.41                 103.19                   96.48
               1/22/01                   99.41                 104.79                   94.33
               1/23/01                  101.18                 105.85                   93.57
               1/24/01                  102.37                 108.51                   98.77
               1/25/01                   99.41                 108.51                  100.61
               1/26/01                  101.48                 108.51                  100.31
               1/29/01                  102.91                 107.98                  102.91
               1/30/01                  107.69                 108.51                  102.30
               1/31/01                  106.75                 108.51                  101.38
                2/1/01                  109.82                 107.98                  101.53
                2/2/01                  112.19                 107.45                  100.77
                2/5/01                  112.19                 104.79                   96.94
                2/6/01                  111.72                 103.72                   95.87
                2/7/01                  113.23                 107.98                  103.06
                2/8/01                  112.66                 110.64                  103.22
                2/9/01                  113.14                 109.04                  103.52
               2/12/01                  113.37                 109.57                  102.30
               2/13/01                  112.66                 111.70                  105.05
               2/14/01                  112.19                 111.17                  106.74
               2/15/01                  111.24                 110.64                  107.20
               2/16/01                  110.77                 109.04                  110.57
               2/20/01                  110.06                 109.04                  111.33
               2/21/01                  106.51                 109.04                  111.33
               2/22/01                  105.33                 110.11                  113.78
               2/23/01                  104.14                 107.98                  109.34
               2/26/01                  104.38                 108.51                  105.97
               2/27/01                  111.29                 107.98                  110.57
               2/28/01                  111.05                 109.04                  112.25
                3/1/01                  110.77                 106.91                  109.34
                3/2/01                  111.48                 105.85                  109.34
                3/5/01                  111.24                 106.38                  111.49
                3/6/01                  111.24                 107.45                  111.33
                3/7/01                  112.66                 106.38                  109.34
                3/8/01                  112.43                 105.85                  107.96
                3/9/01                  110.30                 108.51                  108.42
               3/12/01                  108.59                 109.57                  108.27
               3/13/01                  106.51                 109.57                  107.96
               3/14/01                  104.14                 108.51                  109.49
               3/15/01                  104.62                 107.98                  109.80
               3/16/01                  104.62                 105.85                  105.67
               3/19/01                  104.62                 104.26                  100.46
               3/20/01                  103.20                 103.19                   98.47
               3/21/01                  102.15                 105.32                  102.30
               3/22/01                   98.22                 102.66                  101.99
               3/23/01                   98.93                 103.72                   98.47
               3/26/01                   98.46                 102.13                   93.11
               3/27/01                   98.08                 104.79                   93.57
               3/28/01                   94.91                 105.85                   90.66
               3/29/01                   95.01                 107.45                   99.08
               3/30/01                   93.25                 106.91                   96.02
                4/2/01                   94.67                 107.98                   99.08
                4/3/01                   97.51                 109.04                  100.46
                4/4/01                   97.28                 109.04                   98.77
                4/5/01                   97.99                 105.32                   96.32
                4/6/01                   98.93                 105.32                   95.25
                4/9/01                   98.51                 107.98                  100.46
               4/10/01                   99.36                 106.38                   95.41
               4/11/01                  100.36                 107.45                   95.87
               4/12/01                  101.07                 110.11                   99.23
               4/16/01                   99.64                 108.51                   98.32
               4/17/01                  100.59                 107.98                   98.47
               4/18/01                  100.64                 107.98                   98.47
               4/19/01                  100.92                 108.51                  102.14
               4/20/01                  101.30                 108.51                  100.61
               4/23/01                  100.64                 111.70                  101.23
               4/24/01                  100.64                 112.77                  101.68
               4/25/01                  101.78                 112.77                  102.76
               4/26/01                  105.09                 112.77                  103.06
               4/27/01                  109.11                 111.70                  107.20
               4/30/01                  113.18                 113.83                  108.12
                5/1/01                  129.23                 114.89                  114.40
                5/2/01                  130.75                 116.49                  115.31
                5/3/01                  129.70                 117.55                  116.23
                5/4/01                  127.81                 118.62                  114.24
                5/7/01                  122.13                 118.09                  115.01
                5/8/01                  121.89                 117.02                  113.63
                5/9/01                  125.44                 119.15                  114.40
               5/10/01                  123.55                 118.09                  114.85
               5/11/01                  119.53                 119.15                  114.09
               5/14/01                  119.53                 119.15                  112.56
               5/15/01                  114.32                 118.09                  113.17
               5/16/01                  116.45                 117.55                  113.32
               5/17/01                  117.16                 117.55                  113.94
               5/18/01                  118.82                 119.15                  115.93
               5/21/01                  125.44                 120.21                  118.84
               5/22/01                  124.07                 118.09                  119.30
               5/23/01                  123.74                 117.55                  117.61
               5/24/01                  123.31                 118.62                  120.06
               5/25/01                  123.79                 120.21                  120.83
               5/29/01                  124.50                 117.55                  119.14
               5/30/01                  123.55                 117.55                  118.84
               5/31/01                  122.04                 118.09                  119.14
                6/1/01                  121.56                 118.09                  119.14
                6/4/01                  121.18                 117.55                  118.07
                6/5/01                  121.56                 117.55                  117.15
                6/6/01                  120.71                 112.23                  108.27
                6/7/01                  120.76                 112.23                  109.65
                6/8/01                  121.42                 111.17                  110.72
               6/11/01                  121.09                 107.98                  108.88
               6/12/01                  120.71                 104.79                  102.76
               6/13/01                  107.64                 107.98                  103.22
               6/14/01                   97.75                 109.04                  104.13
               6/15/01                  101.11                 109.04                  103.06
               6/18/01                   99.41                 110.64                  102.30
               6/19/01                   95.62                 110.64                  104.59
               6/20/01                   90.65                 108.51                  103.83
               6/21/01                   90.89                 108.51                  104.44
               6/22/01                   91.83                 107.98                  104.59
               6/25/01                   92.78                 107.45                  104.13


Notes:
--------------------
(1) The casual dining restaurant sector includes Applebee's International, Brinker International, CBRL Group, The Cheesecake Factory, Darden Restaurants, Landry's Seafood Restaurants, P.F. Chang's China Bistro and Ruby Tuesday.
(2) The steakhouse restaurant sector includes Lone Star Steakhouse & Saloon, Outback Steakhouse, RARE Hospitality International and The Smith and Wollensky Restaurant Group.

--------------------------------------------------------------------------------
                            SECTION II: BFMA UPDATE
--------------------------------------------------------------------------------

BFMA UPDATE

   - Greenhill and Schulte Roth & Zabel met with Rick Bloom of BFMA and BFMA's counsel at counsel offices on May 19th.

   -  Mr. Bloom provided the following:

        - Letter from Icahn Associates Corp. ("IAC"), signed by IAC's general counsel, stating that IAC and its affiliates have both cash/marketable securities and net worth above $240 million as its evidence of financial ability to support IAC's financing letter agreement (see Appendix)

        - Bank and brokerage statements of BFMA, Barry Florescue and related-party accounts, Ned Siegel, Rick Bloom and Charles Miersch, which were used as evidence to support its $20 million equity commitment

   - We were not allowed to take copies of the bank and brokerage statements, nor the summary, but were allowed to take notes and were told we would have access to the information later if needed.

   - Based upon the information provided, we asked for the following at the end of the meeting on May 19th:

        - Letter from IAC's appropriate affiliate(s) stating its commitment to provide the funding to IAC as needed

        - Letters from Barry's related parties to commit their capital to BFMA to fund the equity portion of BFMA's offer

   - We were provided letters from Barry's related parties in the afternoon of June 19th (see Appendix).

   - Subsequent to a conversation with IAC's general counsel on June 21st, we were provided with access to audited financial statements and a letter addressed from High River Limited Partnership to IAC stating that "we or one of our affiliated companies would act as the lender pursuant to the letter agreement between Icahn Associates Corp. and BFMA Holding Corp. dated May 1, 2001..." The letter was signed by the Treasurer of Barberry Corp., High River's general partner.

        - We were not allowed to keep a photocopy of the letter or the audited financial statements, but were allowed to make notes

--------------------------------------------------------------------------------
                         SECTION III:  INVESTCORP UPDATE
--------------------------------------------------------------------------------

INVESTCORP INDICATION OF INTEREST

   - On June 15th, John Castle faxed Greenhill and Schulte Roth & Zabel informing us that he was contacted by Steve Puccinelli, a partner at Investcorp regarding Investcorp's interest in a friendly transaction.

   - On June 18th, Greenhill contacted Investcorp regarding its level of interest.

   - Investcorp informed Greenhill that based on the public information, it would be interested in a potential negotiated transaction, and would like to receive further information to perform additional analyses. Investcorp also inquired about next steps.

   - Greenhill stated that if based on current public information, Investcorp was seriously interested, it should officially indicate its interest in a written letter.

   -   The written letter was received by fax on June 25th (see Appendix).

--------------------------------------------------------------------------------
           SECTION IV: PRELIMINARY ANALYSIS OF POTENTIAL ACQUISITIONS
--------------------------------------------------------------------------------

SUMMARY

   - Greenhill performed preliminary financial analyses which measured the impact on Morton's E.P.S. and capital/debt levels based on a number of scenarios including:

        - Using both adjusted management/Greenhill estimates and consensus analyst E.P.S. estimates; and

        - Using both current and new (post 1/1/2002) purchase accounting rules to account for the transaction

   - The four potential acquisitions evaluated based on management's and advisors' assessments were:

        -   Benihana

        -   Champps Entertainment

        -   Rubio's Restaurants

        -   Charlie Brown's

   - For these illustrative purposes, we assumed a 30% premium to the potential acquisition's stock price and a 6.0x EBITDA transaction multiple for the potential private transaction, Charlie Brown's.

   - Our preliminary analysis shows that the most attractive acquisition would be an acquisition of Benihana's using a combination of cash and stock

        - The other potential acquisitions show challenging financial impacts

OVERVIEW OF BENIHANA


   - Benihana owned and operated 57 teppanyaki and sushi restaurants and franchised 16 others as of March 2001 (fiscal year end). The Company operates with three Japanese theme concepts: Benihana (51), Sushi Doraku by Benihana (3) and Haru (3).
   - The Benihana concept offers casual upscale dining in a distinctive Japanese atmosphere enhanced by entertainment provided by the Company's Benihana chefs who prepare fresh steak, chicken and seafood in traditional Japanese style at the customer's table. Most of the Company's Benihana restaurants are open for both lunch and dinner. The average check size per person was $22.80 in fiscal 2000.
   - The Company's Sushi Doraku concept offers sushi "kaiten" style. At a kaiten bar, customers select sushi items from a continuously revolving conveyor system. The average check size per person was $11.42 in fiscal 2000.
   - The Company's Haru concept offers high quality sushi. The average check size per person was $25.78 in fiscal 2000.
   - The Company owns exclusive rights to develop, operate or license Benihana and Benihana Grill restaurants in the U.S., Central and South America and the Caribbean Islands. The Company also owns the exclusive rights to develop, operate or license Sushi Doraku and Haru restaurants worldwide.
   - Benihana expects to open seven new restaurants in fiscal 2002, compared to three new openings (three new Haru sushi restaurants, all in New York
        City) in fiscal 2001.
   - Benihana of Tokyo, Inc. owns 36.3% of the Company, after completion of a recent secondary offering of its shares.


($US in Millions, Except per Share Data)

                                       FINANCIAL AND MARKET SUMMARY (1)(2)
--------------------------------------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY                                         MARKET DATA SUMMARY
------------------------                                         -------------------

                               CY 2001E    CY 2002E
                               --------    --------              PRICE PER SHARE (6/25/01)              $13.73
REVENUE                          $186.2          NA              EQUITY VALUE                            $90.4
EBITDA                             23.4          NA              ENTERPRISE VALUE (EV)                   106.7
% MARGIN                           12.6%         NA
EBIT                               17.5          NA                                     CY 2001E      CY 2002E
% MARGIN                            9.4%         NA                                     --------      --------
                                                                 EV/REVENUE                 0.6x            NA
                                                                 EV/EBITDA                  4.6x            NA
CONSENSUS EPS                      $1.54      $1.78              EV/EBIT                    6.1x            NA

LONG-TERM EPS GROWTH RATE                      15.0%             PRICE/EPS                  8.9x          7.7x

Notes:
-------------------------
(1) Revenue, EBITDA and EBIT estimates based upon recent research.
(2) E.P.S. estimates based upon I.B.E.S. projections as of June 2001.

OVERVIEW OF CHAMPPS ENTERTAINMENT

   - Headquartered in Englewood, Colorado, Champps Entertainment (formerly known as Unique Casual Restaurants) was spun off from Daka International in July 1997. As of September 2000, the Company owned and operated 25 Champps Americana restaurants and franchised 13 others.
   - The Champps Americana restaurants provide an atmosphere that is entertaining and energetic, yet comfortable. The food offerings combine a wide selection of appetizers, soups, salads, innovative sandwiches, pizza, burgers, and entrees including chicken, beef, fish, pasta and desserts. Selections reflect a variety of ethnic and regional cuisines and traditional favorites. Entree prices range from $4.95 to $18.95.
   - Champps' restaurants are designed and decorated in a casual theme, although they differ somewhat from each other. Patrons may watch one of several sporting events being broadcast, or listen to a variety of music played by the disc jockey, music which is changed for the time of day and season of the year.
   - The Company's restaurants are generally open from 11:00 a.m. to 1:00 a.m. seven days a week serving lunch, dinner and late night appetizers.


($US in Millions, Except per Share Data)

                               FINANCIAL AND MARKET PERFORMANCE SUMMARY (1)(2)
--------------------------------------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY                                         MARKET DATA SUMMARY
------------------------                                         -------------------
                               CY 2001E       CY 2002E           PRICE PER SHARE (6/25/01)              $10.10
                               --------       --------           EQUITY VALUE                           $130.2
REVENUE                          $154.5             NA           ENTERPRISE VALUE (EV)                   139.6
EBITDA                             18.2             NA
% MARGIN                          11.8%             NA                                  CY 2001E      CY 2002E
EBIT                               10.0             NA                                  --------      --------
% MARGIN                           6.4%             NA           EV/REVENUE                 0.7x            NA
                                                                 EV/EBITDA                  5.8x            NA
CONSENSUS EPS                     $0.67          $0.87           EV/EBIT                   10.7x            NA

LONG-TERM EPS GROWTH RATE                        20.0%           PRICE/EPS                 20.5x         15.8x

Notes:
---------------------------
(1) Revenue, EBITDA and EBIT estimates based upon recent research.
(2) E.P.S. estimates based upon I.B.E.S. projections as of June 2001.

OVERVIEW OF RUBIO'S RESTAURANTS

   - As of February 2001, Rubio's owned and operated 128 high-quality, quick-service Mexican restaurants that offer traditional Mexican cuisine combined with fresh seafood indicative of the Baja region of Mexico. Its restaurants are located in California, Arizona, Nevada, Colorado and Utah.
   - The Rubio's Baja Grill concept evolved from the original "Rubio's, Home of the Fish Taco" concept. Building on the success of its original "fish taco" concept, the Company later expanded its menu offerings and upgraded its store layout to appeal to a broader customer base. The "Rubio's Baja Grill" concept is positioned between the quick-service and casual dining segments of the restaurant industry.
   - As of February 2001, the Company operated 50 restaurants in greater Los Angeles, 37 restaurants in San Diego county, 15 restaurants in Phoenix/Tucson, Arizona, nine restaurants in Denver, Colorado, six restaurants in Salt Lake City, Utah, five restaurants in Las Vegas, Nevada, four in the Sacramento, California area and two in the San Francisco, California area. In addition, it licenses its concept to other restaurant operators for three non-traditional locations at Qualcomm Stadium (in San Diego), the San Diego International Airport food court and the Del Mar Thoroughbred Club.
   - The Company plans to open 18 units in 2001. The Company has signed leases for all 18 units scheduled to open in 2001 and 8 signed leases for 2002 openings. The majority of its units are in high-traffic retail centers, and are not stand-alone units.


($US in Millions, Except per Share Data)

                               FINANCIAL AND MARKET PERFORMANCE SUMMARY (1)(2)
------------------------------------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY                                         MARKET DATA SUMMARY
------------------------                                         --------------------
                               CY 2001E       CY 2002E           PRICE PER SHARE (6/25/01)             $5.10
                               --------       --------           EQUITY VALUE                          $46.1
REVENUE                          $114.2         $126.7           ENTERPRISE VALUE (EV)                  38.4
EBITDA                              6.4            8.1
% MARGIN                           5.6%           6.4%                                CY 2001E      CY 2002E
EBIT                                0.7            2.0                                --------      --------
% MARGIN                           0.6%           1.6%           EV/REVENUE               0.9x          0.8X
                                                                 EV/EBITDA               16.7x         13.2X
CONSENSUS EPS                     $0.11          $0.16           EV/EBIT                    NM            NM

LONG-TERM EPS GROWTH RATE                        20.0%           PRICE/EPS                  NM            NM

Notes:
---------------
(1) Revenue, EBITDA and EBIT estimates based upon recent research.
(2) E.P.S. estimates based upon I.B.E.S. projections as of June 2001.

OVERVIEW OF CHARLIE BROWN'S

   - The Company operates 36 Charlie Brown's restaurants in New Jersey, suburban New York and Pennsylvania. In addition, it owns and operates seven restaurants called The Office Beer Bar & Grill.

   - The Company is the largest independent restaurant chain in New Jersey and was purchased by Castle Harlan in June 1997 for $50.4 million from Restaurant Associates Corp.

   - Charlie Brown's are moderately priced, neighborhood steakhouses that serve certified premium beef, with a price range of approximately $14.00 to $16.00 per entree.


($US in Millions, Except per Share Data)

                             FINANCIAL AND MARKET PERFORMANCE SUMMARY (1)
------------------------------------------------------------------------------------------------------------
INCOME STATEMENT SUMMARY                                        MARKET DATA SUMMARY
------------------------                                        -------------------
                             CY 2001E         CY 2002E          PRICE PER SHARE                           NM
                             --------         --------          EQUITY VALUE                              NM
REVENUE                        $111.8           $128.8          ENTERPRISE VALUE (EV)                     NM
EBITDA                           16.2             19.3
% MARGIN                        14.5%            15.0%                                CY 2001E      CY 2002E
EBIT                              8.3              9.7                                --------      --------
% MARGIN                         7.4%             7.6%          EV/REVENUE                  NM            NM
NET INCOME                       $1.7             $2.7          EV/EBITDA                   NM            NM
% MARGIN                         1.5%             2.1%          EV/EBIT                     NM            NM

LONG-TERM EPS GROWTH RATE                          NA           PRICE/EPS                   NM            NM

Notes:
-------------------------------
(1) All estimates based upon management projections.

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES BENIHANA AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Adjusted Management/Greenhill Case

--------------------------------------------
Total Equity Purchase Price         $120.9
Total Transaction Value             $137.2
2001 P/E Paid                        11.6x
Transaction Value/2001E EBITDA        5.9x
--------------------------------------------

                                                                                              Total Debt/      % of NewCo
                                          2001       2002       2003      2004      2005     2001E EBITDA   Owned by Target
                                       ---------  ---------  --------- ---------  ---------  -------------  ----------------
MORTON'S E.P.S. ESTIMATES                $1.61      $2.40      $2.62     $2.89      $3.15      2.9x

BENIHANA CONSENSUS E.P.S. ESTIMATES      $1.54      $1.78      $2.04     $2.35      $2.70

100% CASH TRANSACTION
  Pro Forma E.P.S.                       $2.35      $3.35      $3.80     $4.28      $4.78      4.2x            0.0%
    ACCRETION/DILUTION                   45.4%      39.7%      44.6%     48.2%      51.7%
  Pre-Tax Synergies to Break-even ($MM)   $0.0       $0.0       $0.0      $0.0       $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.87      $2.52      $2.85     $3.23      $3.61      3.1x           42.5%
    ACCRETION/DILUTION                   15.7%       5.0%       8.6%     11.6%      14.8%
  Pre-Tax Synergies to Break-even ($MM)   $0.0       $0.0       $0.0      $0.0       $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.66      $2.15      $2.41     $2.70      $3.02      2.0x           59.6%
    ACCRETION/DILUTION                    3.1%     -10.6%      -8.3%     -6.5%      -4.1%
  Pre-Tax Synergies to Break-even ($MM)   $0.0       $4.1       $3.7      $3.2       $2.4

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHAMPPS AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Adjusted Management/Greenhill Case

--------------------------------------------
Total Equity Purchase Price         $171.4
Total Transaction Value             $180.8
2001 P/E Paid                         19.6x
Transaction Value/2002E EBITDA         9.9x
--------------------------------------------

                                                                                                   Total Debt/     % of NewCo
                                          2001        2002        2003       2004      2005       2001E EBITDA   Owned by Target
                                       ----------  ----------  ---------  ---------  ---------    -------------  ----------------
MORTON'S E.P.S. ESTIMATES                $1.61      $2.40       $2.62       $2.89       $3.15      2.9x

CHAMPPS CONSENSUS E.P.S ESTIMATES        $0.67      $0.87       $1.04       $1.25       $1.50

100% CASH TRANSACTION
  Pro Forma E.P.S.                       $1.16      $2.47       $3.06       $3.71       $4.37      5.6x            0.0%
    ACCRETION/DILUTION                  -28.3%       2.8%       16.7%       28.3%       38.6%
  Pre-Tax Synergies to Break-even ($MM)   $2.9       $0.0        $0.0        $0.0        $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.16      $1.86       $2.22       $2.64       $3.08      3.9x           51.2%
    ACCRETION/DILUTION                  -28.0%     -22.5%      -15.3%       -8.8%       -2.2%
  Pre-Tax Synergies to Break-even ($MM)   $5.7       $7.2        $5.7        $3.8        $1.1

100% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.16      $1.64       $1.90       $2.20       $2.53      2.2x           67.7%
    ACCRETION/DILUTION                  -27.9%     -31.7%      -27.7%      -23.9%      -19.6%
  Pre-Tax Synergies to Break-even ($MM)   $8.5      $14.9       $14.8       $14.5       $13.5

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES RUBIO'S AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                           $60.0
Total Transaction Value                               $52.3
2001 P/E Paid                                          60.3x
Transaction Value/2001E EBITDA                          8.2x
------------------------------------------------------------

                                                                                                Total Debt/     % of NewCo
                                           2001        2002      2003        2004       2005    2001E EBITDA   Owned by Target
                                        ----------  ---------  ---------  ---------  ---------  ------------   ---------------
MORTON'S E.P.S. ESTIMATES                $1.61        $2.40      $2.62       $2.89      $3.15        2.9x

RUBIO'S CONSENSUS E.P.S ESTIMATES        $0.11        $0.16      $0.19       $0.23      $0.28

100% CASH TRANSACTION
  Pro Forma E.P.S.                       $1.04        $1.97      $2.29       $2.64      $2.98        4.0x             0.0%
    ACCRETION/DILUTION                   -35.6%       -17.8%     -12.9%       -8.7%      -5.4%
  Pre-Tax Synergies to Break-even ($MM)   $3.7         $3.1       $2.6        $2.2       $1.6

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.07        $1.78      $2.04       $2.34      $2.63        3.2x             26.8%
    ACCRETION/DILUTION                   -33.6%       -25.7%     -22.1%      -19.1%     -16.4%
  Pre-Tax Synergies to Break-even ($MM)   $4.7         $5.8       $5.8        $5.9       $5.9

100% STOCK TRANSACTION
  Pro Forma E.P.S.                       $1.09        $1.67      $1.89       $2.14      $2.40        2.4x             42.3%
    ACCRETION/DILUTION                   -32.4%       -30.6%     -28.1%      -25.9%     -23.8%
  Pre-Tax Synergies to Break-even ($MM)   $5.7         $8.5       $9.0        $9.7      $10.2

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHARLIE BROWN'S AT 6.0x CY 2001E EBITDA

   -   New Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                           $32.4
Total Transaction Value                               $97.5
2001 P/E Paid                                          18.8x
Transaction Value/2001E EBITDA                          6.0x
------------------------------------------------------------

                                                                                                Total Debt/     % of NewCo
                                          2001       2002       2003        2004      2005     2001E EBITDA   Owned by Target
                                        ---------  ---------  ---------  ---------  ---------  ------------   ---------------
MORTON'S E.P.S. ESTIMATES                 $1.61       $2.40     $2.62     $2.89      $3.15        2.9x

CHARLIE BROWN'S NET INCOME EST. ($MM)     $1.72       $2.73        NA        NA         NA

100% CASH TRANSACTION
  Pro Forma E.P.S.                        $1.62       $2.61        NA        NA         NA         3.6x                0.0%
    ACCRETION/DILUTION                      0.3%        8.5%
  Pre-Tax Synergies to Break-even ($MM)    $0.0        $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.55       $2.40        NA        NA         NA         3.3x                16.5%
    ACCRETION/DILUTION                     -4.1%        0.0%
  Pre-Tax Synergies to Break-even ($MM)    $0.5        $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.50       $2.25        NA        NA         NA         2.9x                28.4%
    ACCRETION/DILUTION                     -7.2%       -6.4%
  Pre-Tax Synergies to Break-even ($MM)    $1.0        $1.4

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES BENIHANA AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Consensus Analyst Estimates

------------------------------------------------------------
Total Equity Purchase Price                          $120.9
Total Transaction Value                              $137.2
2001 P/E Paid                                          11.6x
Transaction Value/2001E EBITDA                          5.9x
------------------------------------------------------------

                                                                                            Total Debt/      % of NewCo
                                          2001     2002     2003      2004       2005     2001E EBITDA     Owned by Target
                                        -------- -------- --------- --------- ---------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES                 $1.19    $1.70    $2.00     $2.35      $2.77        2.9x

BENIHANA CONSENSUS E.P.S. ESTIMATES       $1.54    $1.78    $2.04     $2.35      $2.70

100% CASH TRANSACTION
  Pro Forma E.P.S.                        $1.92    $2.65    $3.17     $3.75      $4.40        4.2x             0.0%
    ACCRETION/DILUTION                     61.6%    56.1%    58.6%     59.2%      58.8%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0     $0.0      $0.0       $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.62    $2.09    $2.45     $2.87      $3.36        3.1x             42.5%
    ACCRETION/DILUTION                     35.7%    22.7%    22.5%     22.0%      21.2%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0     $0.0      $0.0       $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.49    $1.83    $2.11     $2.44      $2.82        2.0x             59.6%
    ACCRETION/DILUTION                     24.8%     7.8%     5.5%      3.6%       2.0%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0     $0.0      $0.0       $0.0

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHAMPPS AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Consensus Analyst Estimates

------------------------------------------------------------
Total Equity Purchase Price                          $171.4
Total Transaction Value                              $180.8
2001 P/E Paid                                          19.6x
Transaction Value/2002E EBITDA                          9.9x
------------------------------------------------------------

                                                                                                  Total Debt/      % of NewCo
                                              2001      2002      2003      2004      2005     2001E EBITDA     Owned by Target
                                           --------- --------- --------- --------- --------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES                    $1.19     $1.70      $2.00      $2.35     $2.77        2.9x

CHAMPPS CONSENSUS E.P.S ESTIMATES            $0.67     $0.87      $1.04      $1.25     $1.50

100% CASH TRANSACTION
  Pro Forma E.P.S.                           $0.73     $1.77      $2.44      $3.17     $3.99        5.6x             0.0%
    ACCRETION/DILUTION                       -38.3%      3.9%      21.9%      34.8%     43.9%
  Pre-Tax Synergies to Break-even ($MM)       $2.9      $0.0       $0.0       $0.0      $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                           $0.95     $1.49      $1.88      $2.33     $2.85        3.9x             51.2%
    ACCRETION/DILUTION                       -20.4%    -12.6%      -6.3%      -1.2%      3.0%
  Pre-Tax Synergies to Break-even ($MM)       $3.1      $2.9       $1.8       $0.4      $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                           $1.02     $1.38      $1.66      $1.98     $2.37        2.2x             67.7%
    ACCRETION/DILUTION                       -14.3%    -18.6%     -17.1%     -15.8%    -14.5%
  Pre-Tax Synergies to Break-even ($MM)       $3.2      $6.2       $7.0       $7.8      $8.7

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES RUBIO'S AT A 30% PREMIUM

   -   New Purchase Accounting Rules and Consensus Analyst Estimates

------------------------------------------------------------
Total Equity Purchase Price                           $60.0
Total Transaction Value                               $52.3
2001 P/E Paid                                          60.3x
Transaction Value/2001E EBITDA                          8.2x
------------------------------------------------------------

                                                                                                Total Debt/     % of NewCo
                                              2001      2002      2003      2004      2005     2001E EBITDA   Owned by Target
                                           --------- --------- --------- --------- --------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES                   $1.19      $1.70      $2.00    $2.35      $2.77        2.9x

RUBIO'S CONSENSUS E.P.S ESTIMATES           $0.11      $0.16      $0.19    $0.23      $0.28

100% CASH TRANSACTION
  Pro Forma E.P.S.                          $0.62      $1.27      $1.66    $2.10      $2.60        4.0x            0.0%
    ACCRETION/DILUTION                      -48.3%     -25.2%     -16.9%   -10.7%      -6.1%
  Pre-Tax Synergies to Break-even ($MM)      $3.7       $3.1       $2.6     $2.2       $1.6

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                          $0.76      $1.25      $1.56    $1.91      $2.33        3.2x            26.8%
    ACCRETION/DILUTION                      -36.6%     -26.6%     -22.3%   -18.8%     -16.0%
  Pre-Tax Synergies to Break-even ($MM)      $3.7       $4.2       $4.5     $4.8       $5.1

100% STOCK TRANSACTION
  Pro Forma E.P.S.                          $0.84      $1.23      $1.49    $1.79      $2.14        2.4x            42.3%
    ACCRETION/DILUTION                      -29.6%     -27.5%     -25.7%   -24.1%     -22.7%
  Pre-Tax Synergies to Break-even ($MM)      $3.8       $5.4       $6.3     $7.4       $8.6

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHARLIE BROWN'S AT 6.0x CY 2001E EBITDA

   -   New Purchase Accounting Rules and Consensus Analyst Estimates

------------------------------------------------------------
Total Equity Purchase Price                           $32.4
Total Transaction Value                               $97.5
2001 P/E Paid                                          18.8x
Transaction Value/2001E EBITDA                          6.0x
------------------------------------------------------------

                                                                                            Total Debt/      % of NewCo
                                           2001      2002      2003      2004      2005     2001E EBITDA   Owned by Target
                                        --------- --------- --------- --------- --------- --------------- ----------------
MORTON'S E.P.S. ESTIMATES                 $1.19    $1.70      $2.00     $2.35     $2.77        2.9x

CHARLIE BROWN'S NET INCOME EST. ($MM)     $1.72    $2.73         NA        NA        NA

100% CASH TRANSACTION
  Pro Forma E.P.S.                        $1.19    $1.91         NA        NA        NA        3.6x             0.0%
    ACCRETION/DILUTION                      0.4%    12.1%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.19    $1.80         NA        NA        NA        3.3x             16.5%
    ACCRETION/DILUTION                      0.0%     5.9%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                        $1.19    $1.72         NA        NA        NA        2.9x             28.4%
    ACCRETION/DILUTION                     -0.2%     1.3%
  Pre-Tax Synergies to Break-even ($MM)    $0.0     $0.0

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES BENIHANA AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                          $120.9
Total Transaction Value                              $137.2
2001 P/E Paid                                          11.6x
Transaction Value/2001E EBITDA                          5.9x
------------------------------------------------------------

                                                                                           Total Debt/     % of NewCo
                                        2001       2002      2003      2004      2005     2001E EBITDA   Owned by Target
                                      --------- --------- --------- --------- --------- --------------- ----------------
MORTON'S E.P.S. ESTIMATES               $1.61      $2.40     $2.62     $2.89     $3.15        2.9x

BENIHANA CONSENSUS E.P.S. ESTIMATES     $1.54      $1.78     $2.04     $2.35     $2.70

100% CASH TRANSACTION
  Pro Forma E.P.S.                      $2.00      $3.04     $3.51     $4.03     $4.54        4.2x             0.0%
    ACCRETION/DILUTION                   24.0%      26.8%     33.9%     39.3%     44.1%
  Pre-Tax Synergies to Break-even ($MM)  $0.0       $0.0      $0.0      $0.0      $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                      $1.66      $2.33     $2.67     $3.05     $3.45        3.1x             42.5%
    ACCRETION/DILUTION                    3.0%      -3.1%      1.7%      5.7%      9.6%
  Pre-Tax Synergies to Break-even ($MM)  $0.0       $0.8      $0.0      $0.0      $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                      $1.52      $2.01     $2.27     $2.58     $2.90        2.0x             59.6%
    ACCRETION/DILUTION                   -5.9%     -16.4%    -13.4%    -10.9%    -8.0%
  Pre-Tax Synergies to Break-even ($MM)  $1.5       $6.3      $5.9      $5.5      $4.6

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHAMPPS AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                          $171.4
Total Transaction Value                              $180.8
2001 P/E Paid                                          19.6x
Transaction Value/2002E EBITDA                          9.9x
------------------------------------------------------------

                                                                                             Total Debt/      % of NewCo
                                           2001      2002      2003      2004      2005     2001E EBITDA    Owned by Target
                                        --------- --------- --------- --------- --------- --------------- -----------------
MORTON'S E.P.S. ESTIMATES                 $1.61      $2.40     $2.62     $2.89     $3.15        2.9x

CHAMPPS CONSENSUS E.P.S ESTIMATES         $0.67      $0.87     $1.04     $1.25     $1.50

100% CASH TRANSACTION
  Pro Forma E.P.S.                        $0.65      $2.01     $2.65     $3.33     $4.01        5.6x            0.0%
    ACCRETION/DILUTION                    -59.7%     -16.3%      0.9%     15.1%     27.5%
  Pre-Tax Synergies to Break-even ($MM)    $6.2       $2.8      $0.0      $0.0      $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                        $0.90      $1.62     $1.99     $2.42     $2.87        3.9x            51.2%
    ACCRETION/DILUTION                    -44.0%     -32.7%    -24.1%    -16.4%    -8.9%
  Pre-Tax Synergies to Break-even ($MM)    $9.0      $10.5      $8.9      $7.0      $4.4

100% STOCK TRANSACTION
  Pro Forma E.P.S.                        $0.99      $1.47     $1.74     $2.05     $2.38        2.2x            67.7%
    ACCRETION/DILUTION                    -38.6%     -38.6%    -33.8%    -29.2%    -24.4%
  Pre-Tax Synergies to Break-even ($MM)   $11.8      $18.2     $18.0     $17.8     $16.7

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES RUBIO'S AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                           $60.0
Total Transaction Value                               $52.3
2001 P/E Paid                                          60.3x
Transaction Value/2001E EBITDA                          8.2x
------------------------------------------------------------

                                                                                             Total Debt/       % of NewCo
                                           2001       2002      2003      2004      2005    2001E EBITDA     Owned by Target
                                         --------- --------- --------- --------- --------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES                  $1.61      $2.40     $2.62     $2.89     $3.15        2.9x

RUBIO'S CONSENSUS E.P.S ESTIMATES          $0.11      $0.16     $0.19     $0.23     $0.28

100% CASH TRANSACTION
  Pro Forma E.P.S.                         $0.97      $1.91     $2.23     $2.59      $2.93        4.0x               0.0%
    ACCRETION/DILUTION                     -39.7%     -20.3%    -14.9%    -10.4%     -6.8%
  Pre-Tax Synergies to Break-even ($MM)     $4.1       $3.5      $3.1      $2.6      $2.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                         $1.02      $1.74     $2.00     $2.30     $2.60         3.2x              26.8%
    ACCRETION/DILUTION                     -36.7%     -27.6%    -23.8%    -20.4%    -17.5%
  Pre-Tax Synergies to Break-even ($MM)     $5.1       $6.2      $6.3      $6.4      $6.3

100% STOCK TRANSACTION
  Pro Forma E.P.S.                         $1.05      $1.63     $1.85     $2.11     $2.37         2.4x              42.3%
    ACCRETION/DILUTION                     -34.9%     -32.1%    -29.5%    -27.1%    -24.8%
  Pre-Tax Synergies to Break-even ($MM)     $6.1       $8.9      $9.5     $10.1     $10.7

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHARLIE BROWN'S AT 6.0X CY 2001E EBITDA

   -   Current Purchase Accounting Rules and Adjusted Management/Greenhill Case

------------------------------------------------------------
Total Equity Purchase Price                           $32.4
Total Transaction Value                               $97.5
2001 P/E Paid                                          18.8x
Transaction Value/2001E EBITDA                          6.0x
------------------------------------------------------------

                                                                                          Total Debt/       % of NewCo
                                        2001       2002      2003      2004      2005    2001E EBITDA     Owned by Target
                                      --------- --------- --------- --------- --------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES               $1.61      $2.40      $2.62     $2.89      $3.15        2.9x

CHARLIE BROWN'S NET INCOME EST. ($MM)   $1.72      $2.73         NA        NA         NA

100% CASH TRANSACTION
  Pro Forma E.P.S.                      $1.45      $2.45         NA        NA         NA        3.6x             0.0%
    ACCRETION/DILUTION                  -10.3%       2.1%
  Pre-Tax Synergies to Break-even ($MM)  $1.1       $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                      $1.40      $2.27         NA        NA         NA        3.3x             16.5%
    ACCRETION/DILUTION                  -13.0%      -5.5%
  Pre-Tax Synergies to Break-even ($MM)  $1.6       $1.1

100% STOCK TRANSACTION
  Pro Forma E.P.S.                      $1.37      $2.13         NA        NA         NA        2.9x             28.4%
    ACCRETION/DILUTION                  -15.0%     -11.2%
  Pre-Tax Synergies to Break-even ($MM)  $2.1       $2.5

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES BENIHANA AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Consensus Analyst Estimates

------------------------------------------------------------
Total Equity Purchase Price                          $120.9
Total Transaction Value                              $137.2
2001 P/E Paid                                          11.6x
Transaction Value/2001E EBITDA                          5.9x
------------------------------------------------------------

                                                                                               Total Debt/       % of NewCo
                                            2001       2002      2003      2004      2005     2001E EBITDA     Owned by Target
                                         ---------- --------- --------- --------- --------- ---------------- -----------------
MORTON'S E.P.S. ESTIMATES                  $1.19       $1.70      $2.00      $2.35     $2.77       2.9x

BENIHANA CONSENSUS E.P.S. ESTIMATES        $1.54       $1.78      $2.04      $2.35     $2.70

100% CASH TRANSACTION
  Pro Forma E.P.S.                         $1.58       $2.34      $2.89      $3.49     $4.16       4.2x             0.0%
    ACCRETION/DILUTION                      32.6%       37.8%      44.4%      48.2%     50.1%
  Pre-Tax Synergies to Break-even ($MM)     $0.0        $0.0       $0.0       $0.0      $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                         $1.41       $1.89      $2.27      $2.70     $3.20       3.1x             42.5%
    ACCRETION/DILUTION                      18.5%       11.4%      13.5%      14.7%     15.4%
  Pre-Tax Synergies to Break-even ($MM)     $0.0        $0.0       $0.0       $0.0      $0.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                         $1.34       $1.69      $1.98      $2.31     $2.70       2.0x             59.6%
    ACCRETION/DILUTION                      12.6%       -0.4%      -1.1%      -1.8%     -2.5%
  Pre-Tax Synergies to Break-even ($MM)     $0.0        $0.1       $0.4       $0.7      $1.2

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHAMPPS AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Consensus Analyst Estimates

----------------------------------------------------------------
Total Equity Purchase Price                          $171.4
Total Transaction Value                              $180.8
2001 P/E Paid                                          19.6x
Transaction Value/2002E EBITDA                          9.9x
----------------------------------------------------------------

                                                                                                 Total Debt/     % of NewCo
                                           2001        2002       2003       2004       2005    2001E EBITDA   Owned by Target
                                        ---------   ---------  ---------  ---------  ---------  -------------  ---------------
MORTON'S E.P.S. ESTIMATES                  $1.19       $1.70     $2.00      $2.35      $2.77        2.9x

CHAMPPS CONSENSUS E.P.S ESTIMATES          $0.67       $0.87     $1.04      $1.25      $1.50

100% CASH TRANSACTION
  Pro Forma E.P.S.                         $0.23       $1.31     $2.02      $2.79      $3.63        5.6x             0.0%
    ACCRETION/DILUTION                     -81.0%      -23.0%      1.2%      18.6%      31.2%
  Pre-Tax Synergies to Break-even ($MM)     $6.2        $2.8      $0.0       $0.0       $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                         $0.69       $1.24     $1.64      $2.11      $2.64        3.9x             51.2%
    ACCRETION/DILUTION                     -42.1%      -26.9%    -17.8%     -10.5%      -4.6%
  Pre-Tax Synergies to Break-even ($MM)     $6.3        $6.1      $5.0       $3.7       $2.0

100% STOCK TRANSACTION
  Pro Forma E.P.S.                         $0.85       $1.22     $1.50      $1.83      $2.22        2.2x             67.7%
    ACCRETION/DILUTION                     -28.8%      -28.3%    -25.1%     -22.4%     -19.9%
  Pre-Tax Synergies to Break-even ($MM)     $6.5        $9.5     $10.2      $11.1      $12.0

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES RUBIO'S AT A 30% PREMIUM

   -   Current Purchase Accounting Rules and Consensus Analyst Estimates

----------------------------------------------------------------
Total Equity Purchase Price                           $60.0
Total Transaction Value                               $52.3
2001 P/E Paid                                          60.3x
Transaction Value/2001E EBITDA                          8.2x
----------------------------------------------------------------

                                                                                                   Total Debt/      % of NewCo
                                            2001       2002        2003       2004       2005     2001E EBITDA    Owned by Target
                                         ----------  ---------  ---------  ---------  ---------  ---------------  ---------------
MORTON'S E.P.S. ESTIMATES                  $1.19     $1.70      $2.00      $2.35      $2.77        2.9x

RUBIO'S CONSENSUS E.P.S ESTIMATES          $0.11     $0.16      $0.19      $0.23      $0.28

100% CASH TRANSACTION
  Pro Forma E.P.S.                         $0.55     $1.21      $1.61      $2.05      $2.55        4.0x             0.0%
    ACCRETION/DILUTION                     -53.9%    -28.7%     -19.6%     -12.8%     -7.8%
  Pre-Tax Synergies to Break-even ($MM)     $4.1      $3.5       $3.1       $2.6       $2.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                         $0.71     $1.20      $1.51      $1.87      $2.29        3.2x             26.8%
    ACCRETION/DILUTION                     -40.7%    -29.3%     -24.4%     -20.5%     -17.3%
  Pre-Tax Synergies to Break-even ($MM)     $4.2      $4.7       $4.9       $5.2       $5.5

100% STOCK TRANSACTION
  Pro Forma E.P.S.                         $0.80     $1.19      $1.45      $1.75      $2.11        2.4x             42.3%
    ACCRETION/DILUTION                     -32.9%    -29.7%     -27.5%     -25.5%     -23.8%
  Pre-Tax Synergies to Break-even ($MM)     $4.2      $5.8       $6.7       $7.8       $9.0

E.P.S. ACCRETION / (DILUTION) ANALYSIS - MORTON'S ACQUIRES CHARLIE BROWN'S AT 6.0X CY 2001E EBITDA

   -   Current Purchase Accounting Rules and Consensus Analyst Estimates

----------------------------------------------------------------
Total Equity Purchase Price                           $32.4
Total Transaction Value                               $97.5
2001 P/E Paid                                          18.8x
Transaction Value/2001E EBITDA                          6.0x
----------------------------------------------------------------

                                                                                                 Total Debt/     % of NewCo
                                             2001       2002       2003       2004      2005    2001E EBITDA   Owned by Target
                                          ---------  ---------  ---------  --------- ---------  -------------  ---------------
MORTON'S E.P.S. ESTIMATES                   $1.19      $1.70      $2.00      $2.35      $2.77       2.9x

CHARLIE BROWN'S NET INCOME EST. ($MM)       $1.72      $2.73         NA         NA         NA

100% CASH TRANSACTION
  Pro Forma E.P.S.                          $1.02      $1.75         NA         NA         NA       3.6x              0.0%
    ACCRETION/DILUTION                      -14.0%       3.0%
  Pre-Tax Synergies to Break-even ($MM)      $1.1       $0.0

50% CASH / 50% STOCK TRANSACTION
  Pro Forma E.P.S.                          $1.05      $1.67         NA         NA         NA       3.3x              16.5%
    ACCRETION/DILUTION                      -12.1%      -1.9%
  Pre-Tax Synergies to Break-even ($MM)      $1.1       $0.3

100% STOCK TRANSACTION
  Pro Forma E.P.S.                          $1.06      $1.61         NA         NA         NA       2.9x              28.4%
    ACCRETION/DILUTION                      -10.8%     -5.5%
  Pre-Tax Synergies to Break-even ($MM)      $1.1       $0.9

--------------------------------------------------------------------------------
                      SECTION V: GREENHILL RECOMMENDATION
--------------------------------------------------------------------------------

GREENHILL RECOMMENDATION

   - Although imperfect, BFMA has demonstrated reasonable ability to finance its proposed offer.

   - Investcorp's letter indicates a serious level of interest from a highly regarded private equity firm with an established track record in purchasing and managing high-end, brand-name oriented businesses.

   - Other varying levels of interest continue to be communicated from other financial firms and investment banks representing potential acquirors including:

        -   Tucker Anthony Sutro Capital Markets

        -   US Bancorp Piper Jaffray

        -   Ripplewood Holdings

        -   Fremont Partners

   - We recommend providing BFMA and Investcorp with confidentiality agreements, subject to which, if executed, each party would be provided with due diligence materials and an opportunity to meet with management and discuss business issues.

   - The process of managing BFMA, Investcorp and other parties' interest will occur over the next two to three months.

   -   This process may lead to one or more bona fide offer(s).

   - In order to appropriately assess current interest and to be able to manage interested parties as the process unfolds, we recommend that we contact several potential strategic and financial partners to "test the waters."

--------------------------------------------------------------------------------
                                    APPENDIX
--------------------------------------------------------------------------------

COMPARABLE COMPANY TRADING ANALYSIS


($US in Millions, Except per Share Data)
                                                          DISCOUNT                                           2001E PE /
                                                 PRICE    FROM 52    EQUITY    ENTERPRISE  PRICE/EPS (1)     5-YR. EPS
            COMPANY (TICKER)                     6/25/01  WK. HIGH   VALUE     VALUE       LTM      2001E   GR. RATE(1)
-----------------------------------------------  -------  ---------  --------  ----------  -------  ------  -------------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                         $27.95   -12.7%     $2,193.7  $2,149.2    15.4x    13.8x   0.84x
RARE Hospitality International (RARE)            $22.59   -29.4%       $512.5    $528.1    17.5x    16.0x   0.79x
Lone Star Steakhouse & Saloon (STAR)             $12.20   -12.9%       $318.8    $279.4    15.1x    10.8x   0.83x
The Smith & Wollensky Restaurant Group (SWRG)    $5.62    -34.8%        $52.6     $40.4       NM       NA      NA
                                                                               -----------------------------------------
                                                                                   Mean    16.0x    13.5x   0.82x
                                                                                 Median    15.4x    13.8x   0.83x
                                                                               -----------------------------------------
UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                    $25.92   -19.7%       $865.2    $822.1    25.4x    33.1x   1.22x
P.F. Chang's China Bistro (PFCB)                 $35.49   -24.3%       $458.8    $429.1    37.0x    30.1x   0.92x
                                                                               -----------------------------------------
                                                                                   Mean    31.2x    31.6x   1.07x
                                                                               -----------------------------------------
CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                         $25.34   -14.1%     $3,200.3  $3,701.7    16.7x    13.1x   0.82x
Brinker International (EAT)                      $24.88   -20.5%     $2,510.6  $2,620.1    18.2x    16.3x   0.97x
Ruby Tuesday (RI)                                $16.65   -16.8%     $1,167.4  $1,171.7    19.1x    16.7x   0.84x
Applebee's International (APPB)                  $27.50    -9.2%       $680.5    $774.9    10.9x    15.0x   1.01x
CBRL Group (CBRL)                                $16.50   -32.0%       $933.5  $1,080.2    12.6x    12.0x   0.87x
Landry's Seafood Restaurants (LNY)               $14.30   -12.3%       $322.8    $479.5    15.7x    13.1x   1.10x
                                                                               -----------------------------------------
                                                                                   Mean    15.5x    14.4x   0.93x
                                                                                 Median    16.2x    14.1x   0.92x
                                                                               -----------------------------------------
------------------------------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(2)(3)            $19.60   -30.0%       $85.9     $175.0    10.2x    16.5x   0.93x
------------------------------------------------------------------------------------------------------------------------


                                                                ENTERPRISE VALUE /
                                                  REVENUE          EBITDA             EBIT
              COMPANY (TICKER)                 LTM     2001E    LTM      2001E     LTM     2001E
---------------------------------------------  ------  -------  -------  --------  ------  ------
STEAKHOUSE RESTAURANTS
Outback Steakhouse (OSI)                       1.10x   0.99x    6.9x     6.1x       8.5x    7.6x
RARE Hospitality International (RARE)          1.10x   0.97x    8.6x     7.6x      12.0x   10.6x
Lone Star Steakhouse & Saloon (STAR)           0.48x   0.46x    4.9x     3.7x      11.0x    7.6x
The Smith & Wollensky Restaurant Group (SWRG)  0.48x     NA      NM       NA         NM      NA
                                    -------------------------------------------------------------
                                      Mean     0.79x   0.81x    6.8x     5.8x      10.5x    8.6x
                                    Median     0.79x   0.97x    6.9x     6.1x      11.0x    7.6x
                                    -------------------------------------------------------------
UPSCALE CASUAL DINING RESTAURANTS
The Cheesecake Factory (CAKE)                  1.78x   1.55x    13.0x    11.5x     16.9x   14.7x
P.F. Chang's China Bistro (PFCB)               1.68x   1.38x    13.8x    11.0x     19.2x   15.0x
                                    -------------------------------------------------------------
                                      Mean     1.73x   1.46x    13.4x    11.3x     18.0x   14.9x
                                    -------------------------------------------------------------
CASUAL DINING RESTAURANTS
Darden Restaurants (DRI)                       0.94x   0.89x    8.0x     7.2x      11.5x   10.3x
Brinker International (EAT)                    1.10x   0.99x    8.2x     7.2x      11.7x   10.3x
Ruby Tuesday (RI)                              1.48x   1.52x    9.6x     9.1x      13.7x   12.3x
Applebee's International (APPB)                1.10x   1.04x    5.2x     5.0x       7.0x    6.8x
CBRL Group (CBRL)                              0.58x   0.53x    5.3x     4.9x       7.7x    7.5x
Landry's Seafood Restaurants (LNY)             0.82x     NA     6.9x       NA      14.2x     NA
                                    -------------------------------------------------------------
                                      Mean     1.00x   0.99x    7.2x     6.7x      11.0x    9.4x
                                    Median     1.02x   0.99x    7.4x     7.2x      11.6x   10.3x
                                    -------------------------------------------------------------

------------------------------------------------------------------------------------------------
Morton's Restaurant Group (MRG)(2)(3)          0.70x   0.65x    5.7x     5.2x      9.0x     8.4x
------------------------------------------------------------------------------------------------

Notes:
---------------------------
N.B. Estimates from recent research reports unless noted otherwise.
(1) Source: IBES estimates as of June 2001.
(2) Figures based upon Morton's stock price as of June 25, 2001. Discount from 52-week high based upon Morton's 52-week trading high of $28.00 on May 2, 2001.
(3) Morton's estimates, other than EPS figures and its long-term EPS growth rate, are based upon projections from Banc of America Securities' research dated May 8, 2001.

                                    [***]

June 15, 2001

Mr. Timothy M. George, Managing Director
Greenhill & Co., LLC
300 Park Avenue
New York, New York 10022

Dear Mr. George:

In connection with the proposed financing to be provided by [***] or its affiliated companies for the acquisition of Morton's Restaurant Group, Inc., I am writing at your request to confirm that as of this date the aggregate of cash, cash equivalents and marketable securities of [***] and its affiliated companies, including [***] and that the net worth of [***] and its affiliated companies, including [***].

As the Chief Financial Officer of [***], I am familiar with the financial position and have responsibility for managing preparation and review of financial statements of [***] and its affiliated companies.

This letter is provided solely to assist you with consideration of the proposed financing for the acquisition of Morton's Restaurant Group, Inc. The information is not to be used for any other purpose and is to be kept confidential.

Please call [***] if you have any questions.

Sincerely,


[***]

June 19, 2001


[***]

Re: MORTON'S RESTAURANT GROUP, INC. ("MRG")
    ---------------------------------------

Gentlemen:

As you are aware, the undersigned recently provided to you certain information concerning [***] shares of MRG Common Stock (the "Shares") owned by it and evidence of other marketable securities, cash and cash equivalents with a net value of approximately $[***]. This letter shall confirm that the undersigned hereby commits to contribute the Shares, free and clear of any liens, plus other securities to you with an aggregate value of not less than $[***] at such time as you are prepared to consummate your offer to acquire MRG.

Very truly yours,

[***]

June 19, 2001

[***]

Re:   MORTON'S RESTAURANT GROUP, INC. ("MRG")
      ---------------------------------------

Gentlemen:

As you are aware, the undersigned recently provided to you certain information concerning cash and cash equivalents totaling approximately $[***]. This letter shall confirm that the undersigned hereby commits to contribute such cash to you at such time as you are prepared to consummate your offer to acquire MRG.

Very truly yours,


[***]

June 19,2001

[***]

Re:   MORTON'S RESTAURANT GROUP, INC. ("MRG")
      ---------------------------------------

Gentlemen:

            This letter shall confirm that the undersigned own [***] shares of MRG Common Stock (the "Shares") and hereby commit to contribute the shares to you, free and clear of any liens, at such time as you are prepared to consummate your offer to acquire MRG.

Very truly yours,


[***]

June 19, 2001

[***]


Re:  MORTON'S RESTAURANT GROUP, INC. ("MRG")
     ---------------------------------------

Gentlemen:

            This letter shall confirm that the undersigned own [***] shares of MRG Common Stock (the "Shares") and hereby commit to contribute the shares to you, free and clear of any liens, at such time as you are prepared to consummate your offer to acquire MRG.

Very truly yours,


[***]

June 19, 2001

[***]


Re:  MORTON'S RESTAURANT GROUP, INC. ("MRG")
     ---------------------------------------

Gentlemen:

            This letter shall confirm that the undersigned own [***] shares of MRG Common Stock (the "Shares") and hereby commit to contribute the shares to you, free and clear of any liens, at such time as you determine to proceed with your offer to acquire MRG.

Very truly yours,



[***]

[The following is an excerpt of notes prepared by Greenhill & Co., LLC from a meeting on June 25, 2001 with representatives of BFMA Holding Corporation regarding their financing.]

SUMMARY OF [***] COMMITMENT LETTER
---------------------------------------

Dated:  6/22/01

[***]

Paragraph I Summary:  Greenhill is not to take a copy of the letter.

Paragraph II: "This letter confirms that either we or one of our affiliated companies would act as the lender pursuant to the letter agreement between [***] and [***] dated [***], in the event that [***] or its affiliates would be required to fund in accordance with the terms and conditions of our arrangement."

Paragraph III Summary:  In no way does this modify the arrangement.

[***]

[***]

                                                [***]



June 21, 2001
Morton's Restaurant Group
c/o Mr. John Liu
Vice President
Greenhill & Co., LLC
300 Park Avenue
23rd Floor
New York, NY 10022

Dear John:

Based on our conversation and our review of publicly available information regarding Morton's Restaurant Group ("Morton's or the "Company"), [***], on behalf of [***], is pleased to submit our expression of interest concerning a potential transaction involving the Company.

We understand that Greenhill & Co. has been retained by Morton's to provide financial advisory services for the Company. In that capacity, you have requested that we indicate our interest in the Company in writing.

Please consider this letter as our expression of interest in pursuing a transaction with the Company. We have spent considerable time reviewing publicly available information and have had discussions with people knowledgeable about the restaurant industry. Based on the work we have done to date, we believe Morton's represents an attractive investment opportunity and would like the ability to meet with management and gain access to additional information. Our investment philosophy is oriented to investing in market leaders with strong brand names and the ability to produce sustainable growth in the future. We believe that Morton's has all of these characteristics. We understand that this expression of interest will be kept confidential by you, the Company, and any affiliates, representatives, or shareholders.

[***]

                                                                          [***]


If we are invited to undertake a more in-depth review of the Company, we can quickly make arrangements concerning a meeting with the Company's management and promptly begin our strategic, financial, and legal due diligence. We hope the foregoing represents a satisfactory basis on which to begin work in the near future.

We look forward to your response. If you should have any questions regarding this proposal, please call any of us at [***].

Sincerely,


[***]

[pages downloaded from www.investcorp.com on June 27, 2001]




                                                   Wednesday Inc. 27, 2001
                                                   Last Updated April 30, 2001

[Graphic Omitted]

Letter from CEO
2001 Interim Results
2000 Annual Report and Corporate Review

[Letterhead of Investcorp] [Logo of Investcorp omitted]

Investcorp sells majority stake in Leica Geosystems.

Founded in 1982, Investcorp is a global investment group with operations in North America, Western Europe and the Arabian Gulf.

Our New York and London teams target quality private equity and venture capital investments on both sides of the Atlantic.

Our Bahrain team places the equity portion of these investments with our clients throughout the Gulf States.

Over 90 corporate and real estate investments in North America and Western Europe have been concluded with an aggregate value of approximately US$19 billion.

Additionally, Investcorp offers global asset management services.

Corporate Investment

[Graphic Omitted Contains picture and web links to Correct Portfolio and Past Investors Selected Examples:
- Circle K
- Gucci
- Simmins
- Star Market
- Tiffany & Co]

[graphic omitted]

[logo omitted]

Investcorp's corporate investment business is conducted by teams of experts in its New York and London offices working closely together.

The composition of Investcorp's investment portfolio evolves in response to client needs and market forces, reflecting its roots as a client-driven business.

Certain criteria, however, remain constant.

Investcorp targets well-established and well-managed companies which have:

o a strong market position,

o a stable cash flow and sound asset base,

o good potential for growth in the medium term.

The firm has arranged more than 60 corporate investments in a variety of industries with an aggregate acquisition value exceeding US$17 billion. Investcorp's corporate investments are dispersed throughout the United States and Western Europe, spanning market sectors such as retail, manufacturing, food and beverage, consumer goods and business services. Investcorp considers companies with an acquisition value ranging from $100 million to $2 billion.

For more information, go to CURRENT PORTFOLIO and PAST INVESTMENTS.



[graphic omitted]

[logo omitted]

Investcorp's corporate investment business is conducted by teams of experts in its New York and London offices working closely together.

The composition of Investcorp's investment portfolio evolves in response to client needs and market forces, reflecting its roots as a client-driven business.

Certain criteria, however, remain constant.

Investcorp targets well-established and well-managed companies which have:

o a strong market position,

o a stable cash flow and sound asset base,

o good potential for growth in the medium term.

The firm has arranged more than 60 corporate investments in a variety of industries with an aggregate acquisition value exceeding US$17 billion. Investcorp's corporate investments are dispersed throughout the United States and Western Europe, spanning market sectors such as retail, manufacturing, food and beverage, consumer goods and business services. Investcorp considers companies with an acquisition value ranging from $100 million to $2 billion.

For more information, go to CURRENT PORTFOLIO and PAST INVESTMENTS.

     [Graphics omitted. Logos of the following companies: Corporate Investments Current Portofolio Nations Rent; Jostens; CityReach International; Carvel Ice Cream Bakery; Independent Wireless One; Polestar; CSK; Harborside Healthcare; HH; Welcome Break; Avecia; Saks Fifth Avenue; Werner; Stratus; Carter's; Gerresheimer; Synthetic Industries.]

            [Graphics omitted. Logos of the following companies: Corporate Investments Current Portofolio]


            [K; Bertram Trojan; Breguet; Leica; Thorn Lighting; Prime Equipment; Main Street; Jiffy Lube; Computacenter; New York Department Stores; Tiffany & Co.; EBEL; Chaumet; Star Market; Gucci; Fox Photo; Mallinson Denny; Mueller Co.; Riva; Catherines Stores Corporation; Peebles; Sports & Recreation Inc.; Dellwood; ClubCar; Falcon; Simmons; Thecla Industries; A&W.]

6.  Consolidated financial review

2000 was Investcorp's eighteenth consecutive year of profitability, with earnings of $70 million. Return on average shareholders' funds was 9% on book equity of $800.1 million (before positive fair value adjustment of $5.7 million) and return on average assets was 2.3%. The consolidated balance sheet stands at $2.9 billion, a decrease of 6.3% from 1999. Profitability measures were down on previous years, principally due to the extraordinary $113.4 million charge to income from our investment in Burnham that was negatively impacted during the sale process by the loss of a major client. Notwithstanding the write-off, the year was exceptionally active across all our business activities with strong diversified income, both recurring and transactional, derived from a high quality asset base, with all investments reflected at fair value.

Income

Net income of $70 million was derived from acquisitions, exits and from asset-based income. The two main drivers of profitability in 2000 were managed funds, particularly the asset management program, and investment exits. This compares to 1999's income mix that was predominantly acquisition-related. This income diversification benefit is one of the key drivers behind the Firm's consistent profitability.


Consolidated statement of            2000        1999      $ variance     % change
income ($ thousands)
Interest income                   $  82,380    $  68,060    $  14,320       21.0%
Income from managed funds         $ 184,167    $ 116,898    $  67,269       57.6%
Gross asset-based income          $ 266,547    $ 184,958    $  81,589       44.1%
Interest expense                  ($163,013)   ($117,586)   ($ 45,427)     (38.6%)
Net asset-based income            $ 103,534    $  67,372    $  36,162       53.7%
Investment banking income         $ 202,938    $ 255,499    ($ 52,561)     (20.6%)
Provisions for investments        ($118,434)   ($ 33,500)   ($ 84,934)    (253.5%)
Net investment banking income     $  84,504    $ 221,999    ($137,495)     (61.9%)
Operating income                  $ 188,038    $ 289,371    ($101,333)     (35.0%)
Operating expenses                ($117,999)   ($163,593)   $  45,594       27.8%
                                  ---------
Net income for the year           $  70,039    $ 125,778    ($ 55,739)     (44.3%)
                                  ---------

Gross asset-based income for 2000 was $266.5 million, an increase of 44.1 %, or $81.6 million, from the $185 million posted in 1999. This increase is attributable to strong profitability from the managed funds, in particular the hedge funds pool that produced positive results each month in the face of a volatile environment. Income contributed by our other liquidity pools was also substantial, including a strong performance from the fixed income pool. An increase in our average liquidity balances of 11.1% during 2000 benefited from the strong performance of the investment programs.

   Interest expense in 2000 was $163 million, an increase of 38.6% compared to the $117.6 million incurred in 1999. The rise of $45.4 million was driven principally by three factors: i) the full year impact of funds raised in 1999;
ii) the increase in long-term bonds from 2000 financing initiatives; and iii) the increase in U.S. interest rates reflected through our floating rate borrowings. Average medium- and long-term debt, including revolver drawdowns, was $1,333 million in 2000, compared to $967 million in 1999.

   Net asset-based income of $103.5 million for 2000 represented an increase of $36 million over the $67.4 million reported in 1999. As a result of the hedge fund and fixed income pool performance, our asset-based income yield, at 11.9%, was higher than the cost of funds of 7.3% by a margin of 4.6%, compared to a margin of 2.7% in 1999.

   Investment banking income is made up of revenues generated from transaction activity and management fees. This year, additional disclosure was added to give more details relating to investment banking income as outlined in NOTE 16 to the financial statements. Acquisition income decreased to $126.4 million in 2000 compared to $205.5 million in 1999 due to the smaller sizes of the acquisitions made in the current year, resulting in less equity being placed with clients in comparison with 1999. Income from exits increased to $62.9 million from $28.3 million resulting from successful divestiture activity (Leica Geosystems and Stratus - partial). Fees from managed funds were $12.2 million in 2000 compared to $11.4 million in 1999. This income is made up of both management and performance- related fees.

   Asset-based income and investment banking income each contain components of recurring income. A significant aspect of the Firm's strategic effort in recent years has been the continued development and expansion of consistent and steady sources of recurring asset-based and fee income to complement our core stream of transaction income. Recurring income of $301.2 million for 2000 comfortably covered interest expense and our recurring operating expense base.

Operating expenses

Total operating expenses in 2000 were $118 million, a decrease of 27.8% compared to $163.6 million in 1999. Expenses for the year represented 62.8% of the Firm's total operating income, compared to 56.5% in 1999. The major decrease in expenses relates to personnel expenses resulting from a lower variable compensation expense. A portion of management compensation is tied to Investcorp's financial performance and therefore, will vary in line with net income. With net income 44% lower than 1999, the decrease had a significant effect on this expense line. Headcount at year-end was 252, an increase of eight over 1999. Professional fee expenses for corporate and real estate investment due diligence were lower, due to a high rate of successful transactions during 2000. Seven corporate and 22 real estate acquisitions were completed in 2000, offsetting a greater number of deals reviewed but not pursued through to acquisition. Where possible, expenses related to a successful acquisition are included as part of the transaction. All other professional fees on non-consummated deals remain part of Investcorp's expense base. Administrative and associated infrastructure costs were higher because of the international nature of our business, coupled with the increased headcount.

Balance sheet review

   The consolidated balance sheet decreased by $197.2 million, or 6.3%, from 1999 to 2000. Assets decreased primarily due to distribution of transitory exit proceeds received at year-end 1999, whilst liabilities decreased through repayment of revolving term facilities and reduction in transient client deposits pertaining to exit proceeds not yet distributed. This was partially offset by an increase in the capital base.


Consolidated balance sheet             2000         1999       $ change     % change
($ thousands)
Cash and deposits                   $   58,055   $  412,034   ($ 353,979)     (85.9%)
Managed funds                       $1,301,167   $1,300,830   $      337        0%
Accounts receivable                 $  206,027   $  257,549   ($  51,522)     (20.0%)
Accrued interest and other assets   $  128,195   $   69,769   $   58,426       83.7%
Investments                         $1,186,088   $1,040,927   $  145,161       13.9%
Fixed assets                        $   54,152   $   49,804   $    4,348        8.7%
                                    ----------
Total assets                        $2,933,684   $3,130,913   ($ 197,229)      (6.3%)
                                    ----------
Deposits - banks                    $  149,031   $   73,797   $   75,234      101.9%
Deposits - clients and Islamic      $  490,592   $  688,405   ($ 197,813)     (28.7%)
financing
Accrued interest and other          $  188,770   $  239,741   ($  50,971)     (21.3%)
payables
Medium and long-term facilities     $1,299,526   $1,365,788   ($  66,262)      (4.9%)
                                    ----------
Total liabilities                   $2,127,919   $2,367,731   ($ 239,812)     (10.1$)
                                    ----------
Total shareholders' funds           $  805,765   $  763,182   $   42,583        5.6%
                                    ----------

Assets

Cash and deposits, with a year-end balance of $58.1 million, decreased by $354 million from 1999. The high balance at 1999 year-end reflected unusually high transitory proceeds from December exits, client subscriptions for several acquisitions and high interbank liquidity as Y2K insurance.

   Managed funds, with a year-end balance of $1.3 billion, were unchanged from previous year's levels.

   Accounts receivable, with a balance of $206 million, decreased by $51.5 million from the $257.5 million balance in 1999. The decrease relates to the collection of subscriptions for investments placed close to year-end 1999. Receivables are fully collateralized as title to the underlying assets will only be transferred to clients after the receipt of cash.

   Accrued interest and other assets, with a balance of $128.2 million, increased by $58.4 million in 2000. A major component of the increase reflects fair value adjustments related to off-balance sheet hedges that have been brought onto the balance sheet with the adoption of IAS 39.

   Investments, represent the Firm's holdings in corporate, technology, and real estate investments. At year-end the investments totaled $1,186.1 million, a growth of $145.1 million, or 13.9%, reflecting Investcorp's successful acquisition activity in both corporate and real estate transactions and the growth of the technology initiative. Approximately $80 million of these investments is underwritten equity in technology and real estate to be placed with clients in 2001. The remainder of the increase relates to our final retention in the equity of the seven completed deals, net of exits and placement of deals that were underwritten at year-end 1999. The investments line also includes a net fair value gain of $6.3 million on the entire investment portfolio at year-end 2000, in accordance with IAS 39.

Factors impacting investments account

Increases $387 million

o Investcorp's equity in new acquisitions - Jostens, TAG, Gerresheimer, CityReach

o Loans or capital injections made to portfolio companies to fund growth

o Investcorp's retained equity in real estate acquisitions

o Net fair value adjustment

o Corporate, technology and real estate underwriting pending placement with clients in 2001

Decreases $242 million

o Exits - Leica, Burnham, Stratus (partial)

o Placement of deals underwritten at year-end 1999

Fixed assets, with a year-end balance of $54.1 million, increased by $4.3 million over the 1999 balance due to the infrastructure costs related to the expansion of the New York office.

Liabilities

Deposits from banks, with a year-end balance of $149 million, increased by $75.2 million from 1999 year-end. We have maintained interbank deposits at around this level throughout the year.

   Deposits from clients and Islamic financing, with a year-end balance of $490.6 million, decreased by 28.7% or $197.8 million. This balance includes short-term Islamic financing plus client deposits in our short- and medium-term deposit programs as well as temporary balances pending placement in our discretionary investment programs and client proceeds from exits not as yet withdrawn. The decrease was due to unusually high balances at year-end 1999 relating to client deposits, pending distribution from several exits closed during the latter part of the year. The 2000 year-end balance primarily comprised client-related deposits, a large portion of which are long-term in nature and could be considered as core funding.

   Accrued interest and other payables, with a year-end balance of $188.8 million, fell by $51 million due to a decrease in year-end accruals for expenses because of lower performance based compensation and the impact of adopting IAS 39 for fair value accounting.

   Medium and long-term facilities, with a balance of $1,299.5 million, decreased by $66.3 million. This decrease is due to the reduction of drawn revolver balances of $140.0 million and the repayment of $250 million in medium-term funded facilities. The total decrease is partially offset by the successful closure of several new medium- and long-term financing initiatives amounting to $323.7 million.

Capital base

Investcorp's capital base stands at: $805.8 million. The capital base is adjusted by two factors: first, by the change in retained earnings and second, by the adjustment for fair valuation of the investment portfolio and cash flow hedges. Investcorp has retained a substantial portion of its earnings for capital growth every year since inception, adding

$36.9 million in 2000 after appropriating a dividend of $30 million. As outlined earlier, the implementation of IAS 39 - relating to fair value accounting for the balance sheet and associated cash flow hedges produced an adjustment to equity of a positive $5.7 million. This result yields an overall capital growth of $42.6 million, or 5.6%, reflecting the Firm's strong and growing capital structure.

Off balance sheet instruments

   In the normal course of our business, Investcorp utilizes derivatives and foreign exchange related instruments to manage its exposure to fluctuations in foreign exchange and interest rates. These amounted to $2.3 billion as at year-end, an increase of $344.6 million over 1999. The main driver of this increase was the decision to hedge the interest rate and exchange rate exposures on the 30 year (Y)20 billion note issued in the 2000. Of the $2.3 billion outstanding, 7% were derivatives held in relation to managed funds, 52% were derivatives held as fair value hedges and 41% were derivatives held as cash flow hedges. As at year-end, guarantees outstanding amounted to $79 million. Further information on derivative financial instruments and other commitment and contingent liabilities is outlined in NOTE 25 and NOTE 26 to the financial statements.

Cash flows
The major movements of cash flow in 2000 are reflected in the following table:


Cash flows
($ millions)                                        2000      1999    $ change
Cash and cash equivalents at beginning of
  the year                                          674.4      381.1    293.3
Net cash from operating activities                  (90.3)      30.3   (120.6)
Net cash from transactional activities             (307.0)     116.0   (423.0)
Net cash from financing activities                   43.7      255.8   (212.1)
Investment in externally managed pools              (72.0)    (108.8)    36.8
Cash and cash equivalents at end of the year        248.8      674.4   (425.6)
                                                  -------
Total liquid assets (including managed funds)     1,359.0    1,713.0   (354.0)
                                                  -------



Net cash decreased by $425.6 million during 2000 as a result of the following activities:

   Operational activities utilized $90.3 million of cash during the year, as we repaid the excess short-term liquidity built up at the end of 1999 to cover potential Y2K risk. This was partially offset by the strong asset-based income generated during 2000 compared to 1999.

   Transactional activities utilized a further $307 million, primarily as a result of payment of transient balances relating to exit proceeds for clients pending distribution at the end of 1999. This was augmented by an outflow for new deal funding for corporate, real estate and technology transactions partially offset by placement of their deals with clients.

   Financing activities (medium- and long-term) raised to $43.7 million (excluding revolver draw-down included as underwriting under transactional activities), relating to (Y)20 billion (USD equivalent) in capital market financings and a $175 million funded bank facility, offset by the repayment of $250 million in medium-term facilities and the dividend payment of $30 million.

   Investments in the externally managed funds program increased by $72 million, as a result of reinvested performance.

   Total liquidity amounted to $1.4 billion, a decrease of $354 million over 1999. The main drivers of the decrease are the payment of exit proceeds held over from 1999 year-end and the repayment of excess liquidity built up as a Y2K cushion.

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